EXHIBIT 99.1

Amir Pelleg, Ph.D. President

October 31, 2005

Dear Shareholder,

As a sophisticated investor, you know well the value of patience when it comes to investing in a development-stage biopharmaceutical company. Thus, I am writing you today, as an investor in Duska Therapeutics, about the progress our company is making toward its key goal of product regulatory approval and marketability. Accordingly, I am happy to report that Duska has two product candidates with strong prospects of getting to market, based on a technology with much wider potential applicability.

Once Duska’s two lead candidates are approved, they will tap into potentially large markets for the diagnosis of syncope (fainting), a serious medical condition, particularly among the elderly (ATPace™), and for the treatment of male infertility (ATPotent™). While no one can predict the future, we are optimistic that Duska will be in a position to file with the FDA for marketing approval of ATPace™ and ATPotent™.

A Promising Pipeline

In our product pipeline, we currently have one drug candidate, ATPace™, in a multi-center Phase II clinical trial. This diagnostic drug would be used to determine if syncope is due to an abnormally slow heart rate, which would indicate pacemaker therapy in certain symptomatic patients. At present, there is no diagnostic drug available to help physicians determine why a patient has fainted so that this condition can be effectively treated. Approximately 30 patients have been studied in this trial to date, and the results have been as expected, with no harmful side effects detected. We are hopeful that within the next six months Duska will have preliminary data from this trial indicating the potential efficacy of this product.

Our second drug candidate, ATPotent™, is being studied at the University of Pennsylvania in Philadelphia. Although this is a pre-clinical study, it will include testing with human sperm; we expect this study to generate important preliminary safety and efficacy data by the middle of 2006. Furthermore, this study, if successful, will pave the way for clinical studies, in which the sperm of infertile males will be treated with ATPotent™ prior to intrauterine insemination (IUI) procedures. The efficacy of the drug will be evaluated based on the rate of pregnancies in the treated group versus a control group.

The above progress notwithstanding, we are very excited about other potential future products in our pipeline; the most promising in the company’s history. We currently are focusing on a potential treatment for chronic obstructive pulmonary disease (COPD), including emphysema, and chronic cough and a potential treatment for glaucoma. The glaucoma treatment is based on a novel P2 receptor technology that we have recently acquired; independent researchers engaged in pre-clinical work at University of Pennsylvania and the University of Tubingen in Germany have published data supporting our technology. Our immediate goal for these two potential products is to acquire or develop compounds that can block specific receptors covered by our technology for the treatment of these diseases. We refer to these potential products as Vagonixen™ (for COPD) and Ocuprene™ (for glaucoma), respectively. In this regard, Duska is seeking to license from Abbott Laboratories a molecule originally developed by that company as a potential treatment for pain, but which Duska believes may meet the pharmacologic requirements for our Vagonixen™ drug candidate. I look forward to reporting to you in coming months on our progress with these two potential drug candidates.

Large Markets, Unique Technology

The ultimate market potential of any drug under development is defined by the prevalence of the disease to be treated; Duska’s products target major disorders afflicting very large number of people. COPD, for instance, is the fourth leading cause of death in the U.S., with 16 million patients suffering from this disease in this country. Syncope is the cause of 3% of emergency room visits and 6% of hospital admissions. There are approximately 6 million infertile couples in the U.S. alone, and male factor infertility is believed to cause about half of them. Glaucoma is the second leading cause of blindness in the U.S.

Duska has the added advantage of a unique corporate focus. We consider Duska to be the leader in the field of its proprietary technology, which involves the interaction of adenosine 5’-triphosphate (ATP) with recently cloned P2 receptors. Duska is the only biopharmaceutical company to be dedicating all of its efforts to this area. ATP, the source of energy within human cells, is released into the extracellular space under certain physiologic and disease conditions. Extracellular ATP activates P2 receptors on the cell surfaces, thereby affecting cellular functions. At least fifteen P2 receptors have been cloned so far, and the manipulation (i.e., the activation by receptor agonists or blockade by receptor antagonists) of specific P2 receptor subtypes form the basis of Duska’s technology.

Partners Include Medtronic, CooperSurgical

Duska is working to bring the fruits of this research to market with the help of experienced management and large, well-known corporate partners. One of these partners is the medical-device leader Medtronic Inc., which is providing various forms of technical and other support to Duska for its clinical trials with ATPace™. We estimate that this support will save us as much as $5 million in costs that we would otherwise have to incur for our Phase III trial.

Another partner is CooperSurgical, Inc., one of the largest suppliers of assisted reproductive technology culture media in the U.S. If the pre-clinical studies with ATPotent™ produce promising results, CooperSurgical will have the right to exclusively license this product (which we are hopeful it will exercise); in which case, CooperSurgical will be responsible for funding substantially all of the remaining anticipated clinical development costs (including Phase II and III trials) for the drug. We also have an agreement with Cato Research, a leading clinical contracting research organization that is providing broad clinical research management and regulatory-affairs support to Duska for the clinical development of ATPace™.

The goal for all this activity, of course, is FDA approval followed by marketing of drugs, either in our own right or through licensees. We believe Duska’s first revenue realization may occur by late 2006, when, if all goes well, ATPotent™ may be licensed to CooperSurgical, who will be required to pay Duska an upfront licensing fee and milestone fees in amounts to be negotiated by the two parties.

We are confident that our drug development programs are on track toward producing safe and effective treatments. We are also confident in the potential of these drugs to gain a significant share of their markets, since these are based on novel mechanisms of action and are not “me too” drugs. In at least one case, that of ATPace™, the drug would be the first diagnostic drug of its kind and would thereby create a new market of its own, which we estimate could be $50-75 million within the first few years following its introduction to the market. In addition, over 100,000 assisted reproductive technology procedures and an additional number of IUI procedures are performed in the U.S. each year, and ATPotent™ will be a candidate for use in many of these procedures. A Vagonixen™ compound could give Duska access to an extremely large market, estimated at $1.5 – 2.0 billion for the U.S. alone, for treatment of COPD and chronic cough.

Bridging the Capital Gap

What stands between us and these goals? That answer, as with most biopharmaceutical firms at this point in their development, is not just successful execution of a focused business plan, but having sufficient financial resources. Duska will need significant additional capital to carry on its pre-clinical research and finance clinical trials between now and the probable date of its first product revenues. Right now, we have enough cash to cover operations only through approximately the middle of the first quarter of 2006. As we have previously reported, Duska will need to raise in the near future additional capital through a financing, although we do not yet have any commitment for this funding. We may also seek to meet our longer term capital requirements through a strategic alliance with one or more larger pharmaceutical or biomedical companies and we have had very preliminary discussions with several companies in this regard.

I would like to conclude by once again thanking you for your continuing support of our effort to tap the diagnostic and therapeutic potential of our ATP/P2 receptor technology. Just as ATP is the energy source in every human cell, our shareholders are the source of our own corporate energy. When others believe in what we’re doing, we are more encouraged than ever to continue our drug development quest.

Yours truly,

Amir Pelleg, Ph.D.
President
Duska Therapeutics, Inc.

Forward-Looking Statement: This letter contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the early stage of Duska’s drug development projects, Duska’s limited financial resources and its need to raise additional capital by the first quarter of 2006 to fund its ongoing working capital and drug development needs, the need for future clinical testing of Duska’s drug candidates, uncertainties regarding the scope of the clinical testing that may be required by regulatory authorities and the outcomes of those tests, the significant time and expense that will be incurred in developing any of the potential commercial applications for Duska’s P2R technologies, the potential inability of Duska to enter into licensing agreements or other strategic alliances with larger companies covering any of its products, uncertainties regarding the potential size of the markets for Duska’s products, risks relating to the enforceability of any patents covering Duska’s products and to the possible infringement of third party patents by those products, and the impact of third party reimbursement policies on the use of and pricing for Duska’s products. Additional uncertainties and risks are described in Duska’s most recently filed SEC documents, such as its most recent annual report on Form 10-KSB, all quarterly reports on Form 10-QSB and any current reports on Form 8-K filed since the date of the last Form 10-KSB. All forward-looking statements are based upon information available to Duska on the date the statements are first published. Duska undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Duska Therapeutics, Inc. General Information: Dr. Amir Pelleg, 610-660-6690 or Investor or Media Contact: Investor Relations International: Haris Tajyar, 818-382-9700.